CLIENT: CONTACT:	Wilshire Bancorp, Inc. Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com

NEWS RELEASE

Wilshire Bancorp Reports Net Income of $6.6 Million in the Third Quarter, Non-time Deposits Increase 16%

LOS ANGELES, CA – October 25, 2007 – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today reported that core deposit growth contributed to profits of $6.6 million, or $0.23 per diluted share, in the third quarter of 2007, compared to $8.8 million, or $0.30 per diluted share, in the third quarter of 2006. For the first nine months of 2007, Wilshire earned $21.3 million, or $0.72 per diluted share, compared to $25.1 million, or $0.86 per diluted share, in the first nine months of 2006.

Wilshire’s performance measures remain strong compared to peer averages, despite being down from last year. In the third quarter of 2007, ROE was 15.91% and ROA was 1.28%, compared to 25.48% and 1.86%, respectively, in the third quarter of 2006. For the nine months of 2007, ROE was 17.61% and ROA was 1.41%, compared to 26.03% and 1.87%, respectively, in the first nine months of 2006.

“We are continuing to operate under our modified balance sheet growth strategy that we implemented at the end of 2006 and are seeing steady improvements,” stated Soo Bong Min, President and CEO. “As planned, our focus on core deposits and stricter lending policies has led to the controlled loan and non-time deposit growth during the third quarter. However, the reduction of loan sale gains and a significant loan loss provision resulted in lower profitability for the Company during the third quarter of 2007 compared with the third quarter of 2006.”

“Our expansion into the New York and New Jersey area has been very successful, with strong loan and deposit production, and this area remains as the primary focus of our geographical expansion,” said Min. “We added to our existing New York area footprint in July by acquiring a branch in Fort Lee, New Jersey, where deposits have already grown to $38 million in less than three months. Both loan and deposit growth have exceeded our expectations at our two New York branches as well, more than doubling since we acquired them in May 2006. We are scheduled to open our second New Jersey branch in Palisades Park early next year, which is another key location in our plan to increase core deposits and market share in the New York and New Jersey area.”

“Our non-performing loans, net of the SBA guaranteed portion (NPLs) at the end of the first quarter of 2007 were $20.3 million, a record high,” stated Brian Cho, EVP and Chief Financial Officer. “However, most of these loans were either paid off or brought current as planned, lowering our NPLs to their current level.” Total NPLs were $8.3 million, or 0.48% of gross loans at the end of September 2007, compared to $8.4 million, or 0.50% of loans, at the end of June 2007, and $7.1 million, or 0.47% of loans, at the end of September 2006. Non-performing assets (NPAs) were $9.0 million, or 0.43% of total assets at quarter-end, compared to $8.5 million, or 0.42% of assets at the end of the second quarter of 2007, and $7.3 million, or 0.38% of assets at the end of September 2006.

“Our focus on credit quality continued in an effort to clean up our existing portfolio, which resulted in an increase in net charge-offs to $2.4 million in the third quarter of 2007 from $707,000 in the third quarter a year ago. The majority of this increase was attributable to a borrower whose business has suffered recently,” added Cho. The provision for loan losses in the third quarter was $4.1 million, compared to $4.5 million in the preceding quarter and $2.8 million in the third quarter a year ago. At September 30, 2007, the allowance for loan losses was $20.9 million, representing 1.21% of gross loans and 251% of NPLs.

New loan originations increased 8% to $275.7 million in the third quarter of 2007, compared to $254.4 million in the third quarter of 2006. Net loans in the portfolio increased 14% to $1.70 billion at quarter-end, compared to $1.49 billion a year earlier, and assets grew to $2.10 billion at September 30, 2007, up 10% from $1.91 billion a year ago. Reflecting our strategy of moderate balance sheet growth, net loans increased 3%, and total assets also increased 3% over the past three months.

“So far this year, our profitability is down in comparison to the same periods in 2006 as we adapt to a tougher business environment with stiff competition and market deterioration,” Min said. “However, we believe that the current initiative to clean up our loan portfolio and focus on core deposit growth will positively impact our profitability in the foreseeable future.”

“During the quarter, we successfully increased our core deposits as planned,” Cho said. “Non-time deposits increased by $29 million in the third quarter while time deposits decreased by $47 million in the same period. While substantial changes in our deposit mix will take time, we will continue to decrease our dependence on CDs.” Total deposits grew 5% to $1.75 billion at September 30, 2007, compared to $1.66 billion a year ago. Non-time deposits increased by 16% to $854 million over the course of the year ended September 30, 2007, while time deposits decreased 4% to $894 million for the same period.

“Although our deposit cost stabilized this quarter, our net interest margin decreased to 4.35% in the third quarter of 2007 from 4.52% in the preceding quarter due mainly to the fact that the preceding quarter’s margin included additional interest income we collected on the non-accrual loans,” Cho said. “Also, the FRB’s rate cut of 50bps in September of 2007 may initially decrease our margins into the fourth quarter since our GAP model indicates a slight asset-sensitive position for the first three-month timeframe where deposit costs reprice somewhat slower than our earning assets. However, our liability-sensitive position during the upcoming twelve-months should begin to benefit our margin in 2008 since more interest-bearing liabilities will reprice than interest-earning assets.” For the first nine months of 2007, net interest margin was 4.32% compared to 4.57% in the first nine months of 2006.

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WIBC – 3Q07 results
October 25, 2007

In the third quarter of 2007, interest income was up 8% while interest expense was up 13% over the same quarter of 2006. Net interest income grew 4% to $20.9 million, from $20.1 million in the third quarter of 2006. Other operating income was down 28% to $5.2 million, compared to $7.3 million in the third quarter a year ago, due to the decrease of SBA loan sales in the third quarter of 2007.

“Our expanded branch office network increased overall SBA loan production levels by 11% in the third quarter of 2007 over the same period last year. The average sales premium of SBA 7(a) guaranteed loans, however, was lowered to 6.6% in the third quarter of 2007 from 7.6% in the same quarter of 2006. The lowered sales premium of the SBA 7(a) guaranteed loans, coupled with the absence of sales gains on the SBA unguaranteed portions, resulted in a 54% decline in gain on sale of loans as compared with the $3.5 million gain in the prior year’s same quarter, which included $1.2 million in gains from the sale of the unguaranteed portions,” Cho said. Despite additional overhead expenses associated with the integration of the New York branches, other operating expenses were only up slightly to $11.0 million, compared to $10.5 million in the third quarter a year ago.

In the nine-month period ended September 30, 2007, net interest income increased 7% to $60.9 million, from $56.8 million in the first nine months of last year. Other operating income was $16.7 million, a 15% decrease from $19.7 million in the first nine months of 2006, due to the decrease of SBA loan sales year-to-date. Other operating expenses in the first nine months of 2007 were up 7% to $32.2 million, compared to $30.0 million in the first nine months of 2006.

“We have kept our operating expenses in line throughout our New York and New Jersey expansion, and our personnel expenses have also been well managed,” Min said. “Although expenses were up compared to the third quarter last year, we expect to maintain an efficiency ratio, which is the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income, of around 40%.” The efficiency ratio was 42.2% in the third quarter of 2007, compared to 38.4% in the same quarter a year ago. Year-to-date, the efficiency ratio was 41.5%, compared to 39.3% in the same period a year ago.

At September 30, 2007, shareholders’ equity was $168 million, up 19% from $142 million a year earlier, and book value was $5.73 per share, compared to $4.86 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

Management will host its quarterly conference call today, October 25th, at 1:00 p.m. PDT (4:00 p.m. EDT). Investment professionals are invited to participate in the call by dialing 1-866-800-8649 using passcode 61769848. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com or www.earnings.com.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability from Wall Street and the banking industry:

•	April 2007 – ranked third by US Banker in its list of Top 200 Mid-Tier Banks, based on three-year average ROE.

•	January 2007 – US Banker ranked Wilshire eighth among the Top 25 Banks of 2007, Soo Bong Min was third on the list of the Top 10 CEOs, and Brian Cho was first among the Top 10 CFOs.

•	September 2006 – ranked third by US Banker in its list of Top 100 Mid-Tier Banks, based on three-year average ROE.

•	Fortune named Wilshire the 70th fastest-growing public company in the nation.

•	Ranked second by five-year total return of all banks and thrifts nationally by Ryan Beck & Co.

•
August 2006 – Sandler O’Neill’s Bank and Thrift Sm-All Stars - Class of 2006 recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies that Sandler has named each year since the list’s inception in 2004.

•	April 2006 – Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index.

•	January 2006 – US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

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WIBC – 3Q07 results
October 25, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Quarter Ended September 30, 2007	Three Month Change	Quarter Ended June 30, 2007	One Year Change	Quarter Ended September 30, 2006
INTEREST INCOME
Interest on Loans & Leases	$37,093	1%	$36,584	9%	$33,995
Interest on Securities	2,698	15%	2,342	14%	2,362
Interest on Federal funds sold	678	17%	578	-39%	1,107
Total Interest Income	40,469	2%	39,504	8%	37,464

INTEREST EXPENSE
Deposits	17,763	3%	17,243	12%	15,846
FHLB Advances and Other	1,768	31%	1,345	17%	1,515
Total Interest Expense	19,531	5%	18,588	13%	17,361

Net Interest Income	20,938	0%	20,916	4%	20,103
Provision for Loan Losses	4,100	-9%	4,500	46%	2,800
Net Interest Income After Provision for Loan Losses	16,838	3%	16,416	-3%	17,303

OTHER OPERATING INCOME
Fees on Deposits	2,398	-4%	2,505	-6%	2,544
Gain on Sales of Loans	1,584	-32%	2,334	-54%	3,455
Other	1,246	-15%	1,472	-5%	1,309
Total Other Operating Income	5,228	-17%	6,311	-28%	7,308

OPERATING EXPENSES
Salaries and Employee Benefits	5,827	2%	5,703	-8%	6,327
Occupancy & Equipment	1,317	1%	1,300	5%	1,257
Other	3,903	8%	3,603	32%	2,951
Total Other Operating Expenses	11,047	4%	10,606	5%	10,535

Income Before Taxes	11,019	-9%	12,121	-22%	14,076
Income Tax	4,375	-8%	4,775	-17%	5,258
NET INCOME	$6,644	-10%	$7,346	-25%	$8,818

Per Share Data
Basic Earnings Per Common Share	$0.23	-9%	$0.25	-25%	$0.30
Earnings Per Share – Assuming Dilution	$0.23	-9%	$0.25	-25%	$0.30
Weighted Average Shares Outstanding	29,350,499		29,370,096		29,137,027
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,454,770		29,662,046		29,458,592

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WIBC – 3Q07 results
October 25, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Nine Months Ended September 30, 2007	One Year Change	Nine Months Ended September 30, 2006
INTEREST INCOME
Interest on Loans & Leases	$107,578	15%	$93,271
Interest on Securities	7,334	15%	$6 ,375
Interest on Federal funds sold	2,766	-21%	$3 ,496
Total Interest Income	117,678	14%	$103,142

INTEREST EXPENSE
Deposits	52,369	25%	$41,743
FHLB Advances and Other	4,427	-3%	$4 ,579
Total Interest Expense	56,796	23%	$46,322

Net Interest Income	60,882	7%	$56,820
Provision for Loan Losses	10,230	102%	$5 ,060
Net Interest Income After Provision for Loan Losses	50,652	-2%	$51,760

OTHER OPERATING INCOME
Fees on Deposits	7,189	1%	$7,141
Gain on Sales of Loans	5,727	-35%	$8 ,860
Other	3,777	3%	$3,651
Total Other Operating Income	16,693	-15%	$19,652

OPERATING EXPENSES
Salaries and Employee Benefits	17,228	-2%	$17,548
Occupancy & Equipment	3,887	21%	$3 ,225
Other	11,040	19%	$9 ,243
Total Other Operating Expenses	32,155	7%	$30,016

Income Before Taxes	35,190	-15%	$41,396
Income Tax	13,883	-15%	$16,340
NET INCOME	$21,307	-15%	$25,056

Per Share Data
Basic Earnings Per Common Share	$0.73	-16%	$0.87
Earnings Per Share - Assuming Dilution	$0.72	-16%	$0.86
Weighted Average Shares Outstanding	29,355,694		28,922,416
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,469,717		29,273,461

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WIBC – 3Q07 results
October 25, 2007

CONSOLIDATED BALANCE SHEET
(unaudited)(dollars in thousands, except share data)

	September 30, 2007	Three Month Change	June 30, 2007	One Year Change	September 30, 2006
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$83,418	18%	$70,949	18%	$70,832
Federal Funds Sold and Other Cash Equivalents	20,004	-20%	25,004	-69%	65,003
Total Cash and Cash Equivalents	103,422	8%	95,953	-24%	135,835

Interest-Bearing Deposits in Other Financial Institutions	-	-100%	-	-100%	500
Securities Available For Sale	195,333	0%	195,103	7%	182,419
Securities Held To Maturity	11,390	-2%	11,603	-45%	20,630
Total Securities	206,723	0%	206,706	2%	203,549

Loans & Leases Receivable	1,724,625	3%	1,673,044	14%	1,509,883
Allowance For Loan Losses	20,902	8%	19,378	13%	18,417
Loans & Leases Receivable, Net	1,703,723	3%	1,653,666	14%	1,491,466

Accrued Interest Receivable	10,394	3%	10,097	4%	9,994
Acceptance	4,003	-6%	4,238	33%	3,013
Other Real Estate Owned	612	0%	-	153%	241
Premises and Equipment	10,542	3%	10,205	3%	10,217
Federal Home Loan Bank (FHLB) Stock, at Cost	8,582	1%	8,476	15%	7,438
Cash surrender value of Life Insurance	16,079	1%	15,931	3%	15,536
Goodwill	6,675	0%	6,675	0%	6,675
Core Deposit Intangible	1,402	-3%	1,446	-11%	1,576
Other Assets	28,650	10%	26,123	18%	24,373
TOTAL ASSETS	$2,100,807	3%	$2,039,516	10%	$1,909,913

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$308,446	-6%	$327,400	-2%	$315,446
Savings & NOW Deposits	53,619	0%	53,820	13%	47,444
Money Market Deposits	491,859	11%	443,825	33%	370,656
Time Deposits in denomination of $100,000 or more	755,159	-5%	791,723	-2%	766,951
Other Time Deposits	139,074	-7%	149,157	-14%	160,954
Total Deposits	1,748,157	-1%	1,765,925	5%	1,661,451

FHLB Advances	70,000	250%	20,000	250%	20,000
Acceptance	4,003	-6%	4,238	33%	3,013
Subordinated Debentures	87,321	42%	61,547	42%	61,547
Accrued Interest and Other Liabilities	23,178	-8%	25,219	5%	22,148
Total Liabilities	1,932,659	3%	1,876,929	9%	1,768,159

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued 29,371,696, 29,371,696 and 29,166,050 Shares, Respectively, and Outstanding 29,332,071, 29,371,696 and 29,166,050 Shares, Respectively	50,811	0%	50,733	4%	48,882
Less Treasury Stock, at Cost; 39,625, 0, and 0 Shares, Respectively	(410)	100%	-	100%	-
Retained Earnings	117,742	5%	112,564	26%	93,495
Accumulated Other Comprehensive Income, Net of Taxes	5	-101%	(710)	-101%	(623)
Total Stockholders’ Equity	168,148	3%	162,587	19%	141,754
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,100,807	3%	$2,039,516	10%	$1,909,913

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WIBC – 3Q07 results
October 25, 2007

AVERAGE BALANCES
(unaudited)(dollars in thousands)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Av erage Assets	$2,075,790	$1,996,898	$1,893,185	$2,021,416	$1,790,659
Av erage Equity	$167,015	$161,855	$138,454	$161,367	$128,346
Av erage Net Loans (includes LHFS)	$1,667,899	$1,621,006	$1,460,959	$1,613,867	$1,369,249
Av erage Deposits	$1,772,434	$1,724,088	$1,633,097	$1,742,712	$1,530,630
Av erage Time Deposits in denomination of $100,000 or more	$780,463	$783,100	$726,287	$789,478	$678,061
Av erage Interest Earning Assets	$1,926,720	$1,851,415	$1,750,638	$1,877,821	$1,658,574

CONSOLIDATED FINANCIAL RATIOS
(unaudited)(dollars in thousands, except per share data)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Annualized Return on Average Assets	1.28%	1.47%	1.86%	1.41%	1.87%
Annualized Return on Average Equity	15.91%	18.15%	25.48%	17.61%	26.03%
Efficiency Ratio	42.22%	38.95%	38.43%	41.45%	39.25%
Annualized Operating Expense/Average Assets	2.13%	2.12%	2.23%	2.12%	2.23%
Annualized Net Interest Margin	4.35%	4.52%	4.59%	4.32%	4.57%
Tier 1 Leverage Ratio	10.41%	10.28%	9.59%
Tier 1 Risk-Based Capital Ratio	12.18%	12.36%	11.60%
Total Risk-Based Capital Ratio	15.06%	14.22%	13.66%
Book Value Per Share	$5.73	$5.54	$4.86

ALLOWANCE FOR LOAN LOSSES
(unaudited) (dollars in thousands)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Balance at Beginning of Period	$19,378	$17,214	$16,358	$18,654	$13,999
Provision for Loan Losses	$4,100	$4,500	$2,800	$10,230	$5,060
Allowance for loan losses acquired in LBNY acquisition	$-	$-	$-	$-	$601
Less Charge Offs (Net Recoveries)	$2,356	$1,757	$707	$6,808	$892
Less: Provision for (recapture of) losses on off balance sheet item	$220	$579	$34	$1,174	$351
Balance at End of Period	$20,902	$19,378	$18,417	$20,902	$18,417
Loan Loss Allowance/Gross Loans	1.21%	1.16%	1.22%
Loan Loss Allowance/Non-performing Loans	251.48%	230.33%	259.50%
Loan Loss Allowance/Total Assets	0.99%	0.95%	0.96%
Loan Loss Allowance/Non-performing Assets	232.71%	228.35%	250.96%

NON-PERFORMING ASSETS
(net of guaranteed portion)

	September 30, 2007	June 30, 2007	September 30, 2006
Accruing Loans - 90 Days Past Due	135	1,077	1,337
Non-accrual Loans	8,177	7,336	5,760
Restructured Loans	0	0	0
Total Non-performing Loans	8,312	8,413	7,097
Total Non-performing Loans/Gross Loans	0.48%	0.50%	0.47%
Repossesed Vehicles	58	73	-
OREO	612	-	242
Total Non-performing Assets	$8,982	$8,486	$7,339
Total Non-performing Assets/Total Assets	0.43%	0.42%	0.38%

www.wilshirebank.com

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WIBC – 3Q07 results
October 25, 2007

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 3:30 a.m. PDT on October 25, 2007.